Exhibit 10.5

Confidential Treatment Requested by The Telx Group, Inc.

60 HUDSON OWNER LLC

c/o Williams Real Estate Co. Inc.

380 Madison Avenue

New York, NY 10017-2513

July 21, 2006

XO Communications Services, Inc.

11111 Sunset Hills Road

Reston, VA 20190

        and

Colo Properties, Inc.

17 State Street, 33rd Floor

New York, NY 10004

Re:	Agreement of lease, dated as of December 15, 1997, as thereafter amended (collectively, “Lease”), currently between 60 Hudson Owner LLC, as landlord (“Landlord”) and XO Communications Services, Inc., as tenant (“Tenant”), covering space in Landlord’s building known as 60 Hudson Street, New York, New York (“Building”)

Gentlemen:

Landlord has received Tenant’s request for Landlord’s consent to Tenant’s sublease to Colo Properties, Inc. (“Subtenant”) of a portion (“Initial Sublease Premises”) of the 9th floor at the Building (“9th Floor”), pursuant to an agreement of sublease, dated as of July 14, 2006 (“Sublease”). Subject to the terms and conditions hereinafter set forth, Landlord hereby consents to the Sublease.

This consent shall have no effect on the provisions of the Lease and shall not constitute a waiver of any breach of the performance of the tenant’s obligations thereunder.

Tenant shall remain liable, throughout the term of the Lease, for the performance of all of the obligations of the tenant under the Lease, including, without limitation, the payment of Fixed Rent (as defined in the Lease) and additional rent as and when due under the Lease.

This consent shall not, without limitation, constitute:

(A) Landlord’s consent to the performance of any work in and to the Sublease Premises or Landlord’s agreement to recognize or respond to plans and specifications submitted by or on behalf of any party other than Tenant;

(B) Landlord’s consent to the use of the Initial Sublease Premises in any manner or for any purpose other than as expressly permitted by the Lease and as hereinafter set forth, it being agreed that Landlord consents to the use of the Initial Sublease Premises and any Additional Sublease Premises, if applicable, solely for the purposes set forth in Section 5(a) of the Sublease.

(C) Landlord’s consent to any assignment of the Lease or the Sublease, any further sublease of all or any part of the Initial Sublease Premises or any sublease of any other premises demised by the Lease (collectively “Other Premises”), except that Landlord shall recognize Tenant’s subletting to Subtenant of the entire balance of the space presently leased to Tenant on the 9th Floor pursuant to the Right of First Offer (“Offer Right”) set forth in Paragraph 7 of the Sublease (“Additional Sublease Premises”) upon and subject to the terms and conditions hereinafter set forth (the Initial Sublease Premises and the Additional Sublease Premises being sometimes hereinafter collectively called the “Sublease Premises”).

(D) Landlord’s recognition of (i) any obligations of Landlord to Subtenant or any rights of Subtenant against Landlord under the Lease or Sublease, or (ii) any privity of contract between Landlord and Subtenant, except with respect to the payments to be made directly by Subtenant to Landlord expressly provided for herein;

(E) Landlord’s agreement to accept any payment from, or performance by, Subtenant in discharge of any obligation of Tenant (except as and to the extent set forth herein and except that, to the extent Landlord, at its option, accepts any such payment or performance by Subtenant in discharge of a Tenant obligation, then Tenant shall be discharged from such obligation to the extent so paid or performed by Subtenant);

(F) Landlord’s recognition of any right of Subtenant to enforce, or participate in the enforcement of, any rights of Tenant under the Lease; or

(G) A construction or an acknowledgment of the accuracy of any provisions, statements or recitals set forth in the Sublease.

Notwithstanding the foregoing, if Subtenant effectively exercises the Offer Right and thereby subleases the Additional Sublease Premises for the remainder of the term of the Sublease (“Additional Sublease Premises Term”), Landlord shall not unreasonably withhold or delay its consent to such sublease, provided:

(H) The documentation pursuant to which the Additional Sublease Premises is subleased by Tenant to Subtenant is reasonably satisfactory to Landlord;

(I) Subtenant is not then in default, after the giving of notice and expiration of any applicable grace period in the performance of any of its obligations under any of the Direct Leases (as hereinafter defined);

(J) As consideration for Landlord waiving its rights with respect to the Additional Sublease Premises pursuant to subsections (A), (C), (D) and (E) of Section 44 of the Lease (except the last sentence of subsection (A)), Subtenant shall pay directly to Landlord, in equal monthly installments simultaneously with each installment of Fixed Rent due under the Direct Leases and as additional rent under all of the Direct Leases, from and after the effective date of such subleasing of the Additional Sublease Premises (“Effective Date”) and for the entire duration of the Additional Sublease Premises Term, the greater of (i) [***] per annum, or (ii) [***] of the amount by which (a) the fair market rental value of the Additional Sublease Premises as of the Effective Date (“FMRV”), determined as hereinafter provided, exceeds (b) the pro rata Fixed Rent payable by Tenant under the Lease as of the Effective Date for the Additional Sublease Premises (the applicable amount so payable by Subtenant being appropriately prorated for any partial month); and

(K) (1) The FMRV shall be the fair market rental value, as of the Effective Date, of space comparable to the Additional Sublease Premises in lower Manhattan, taking into account the special character of the Building as a telecommunications industry specialty

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

building, the then existing condition of the premises, the nature of the escalation and alternative escalation provisions set forth in this lease, which shall not be changed, as well as the benefit to Subtenant of being able to lease space immediately adjacent to its existing space and being spared the cost, inconvenience and interruption of business operations of relocating from the Building, and all other relevant terms and conditions of the leasing of the Additional Sublease Premises pursuant hereto, and shall be determined as hereinafter provided.

(2) Beginning on the Effective Date, Landlord and Subtenant shall negotiate in good faith to agree upon the FMRV. If Landlord and Subtenant cannot reach agreement within one (1) month after the Effective Date, Landlord and Subtenant shall each select a reputable, qualified, licensed real estate broker having an office in New York County and familiar with the rentals then being charged in the Building and in comparable buildings in lower Manhattan for the type of space represented by the premises (such brokers are referred to herein, respectively, as “Landlord’s Broker” and “Subtenant’s Broker”), who shall confer promptly after their selection by Landlord and Subtenant and shall negotiate in good faith to agree upon the FMRV. If Landlord’s Broker and Subtenant’s Broker cannot reach agreement by two (2) months after the Effective Date, then, they shall promptly designate a third reputable, qualified, licensed real estate broker having an office in New York County and familiar with the rentals then being charged in the Building and in comparable buildings in lower Manhattan for the type of space represented by the premises (the “Independent Broker”). Upon the failure of Landlord’s Broker and Subtenant’s Broker timely to agree upon the designation of the Independent Broker, then the Independent Broker shall be appointed by a Justice of the Supreme Court of the State of New York upon ten (10) days notice, or by any other court in New York County having jurisdiction and exercising functions similar to those exercised by the Supreme Court of the State of New York. Concurrently with such appointment, Landlord’s Broker and Subtenant’s Broker shall each submit a letter to the Independent Broker, with a copy to Landlord and Subtenant, setting forth such broker’s estimate of the FMRV, taking into consideration the factors referenced in subsection (3) of this Section (B) (respectively “Landlord’s Broker’s Letter” and “Subtenant’s Broker’s Letter”).

(3) If the FMRV’s set forth in Landlord’s Broker’s Letter and Subtenant’s Broker’s Letter differ by an amount equal to $50,000.00 or less for each year during the Additional Sublease Premises Term, the FMRV shall be deemed the average of the FMRV’s set forth in Landlord’s Broker’s Letter and Subtenant’s Broker’s Letter. If such differential is more than $50,000.00, the Independent Broker shall conduct such investigations and hearings as he or she may deem appropriate and shall, within twenty (20) days after the date of his or her designation, choose either the FMRV set forth in Landlord’s Broker’s Letter or that set forth in Subtenant’s Broker’s Letter to be the FMRV and such choice shall be binding upon Landlord and Subtenant. Landlord and Subtenant shall each pay the fees and expenses of its respective broker. The fees and expenses of the Independent Broker shall be shared equally by Landlord and Subtenant.

(4) If the Fixed Rent for the Additional Sublease Premises Term has not been determined by the first day thereof, then the amount to be paid by Subtenant to Landlord until such determination has been made shall be [***] per month. After such determination has been made, any additional amount thereby payable by Subtenant shall be paid simultaneously with the next ensuing installment of Fixed Rent payable by Subtenant to Landlord under the Direct Leases. Such payment by Subtenant shall constitute additional rent

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

under all of Subtenant’s direct leases of space at the Building (“Direct Leases”). A default in the timely making of any such payment shall constitute a default by Subtenant under the Direct Leases and shall not constitute a default by Tenant under the Lease or under this consent.

(5) Promptly after the FMRV has been determined, Landlord and Subtenant shall execute, acknowledge and deliver an agreement setting forth the amount payable pursuant to subparagraph (J) hereinabove, provided that the failure of the parties to do so shall not affect their respective rights and obligations under this lease.

Notwithstanding anything to the contrary contained in the Sublease, Tenant and Subtenant agree that: (i) the Sublease is and shall remain subject and subordinate to the Lease and to all amendments to the Lease hereafter entered into, whether or not Subtenant consents thereto and regardless of the content thereof (and, promptly after Landlord’s request, Tenant and Subtenant shall execute and deliver such reasonable documentation confirming such circumstances as Landlord requests); (ii) neither the Sublease nor any memorandum thereof shall be recorded; and (iii) Subtenant shall have no right to exercise any rights of Tenant under the Lease with respect to any options to extend the term of the Lease or expand the Sublease Premises or any rights of first refusal or first offer with respect to other space in the Building.

All directory listings to be furnished to Subtenant pursuant to the Sublease shall be allocated from and among the directory listing to which Tenant is entitled pursuant to the Lease.

Upon the termination of the Lease for any reason whatsoever (including, without limitation, by reason of the default of Tenant, any rejection of the Lease by virtue of the voluntary or involuntary bankruptcy or reorganization of Tenant or any agreement between Landlord and Tenant), but expressly excluding natural expiration, Subtenant shall, promptly upon Landlord’s written request, attorn to and recognize Landlord as Subtenant’s landlord under the Sublease and execute and deliver to Landlord such documents as Landlord may reasonably require to effectuate such attornment and recognition. Upon such attornment, the Sublease shall continue in full force and effect as a direct lease between Landlord and Subtenant, except that Landlord shall not be (a) liable for (i) any act, omission, negligence, misrepresentation, breach of warranty or breach of any covenant or agreement of or by Tenant, or (ii) the failure by Tenant to comply with any of its obligations under the Sublease; (b) subject to any counterclaims, defenses or offsets which Subtenant may have against Tenant; (c) obligated to perform, pay for or undertake any portion of any work obligated to be performed by Tenant under, or recognize any rent concession provided for in, the Sublease; and/or (d) bound by any pre-payment of rent or additional rent made by Subtenant to Tenant under the Sublease. Subtenant hereby waives all rights under any present or future law to elect, by reason of such termination of the Lease, to terminate the Sublease or surrender possession of the Sublease Premises.

Supplementing the provisions of Section 44 of the Lease, to induce Landlord to waive its rights pursuant to subsections (A), (C), (D) and (E) of Section 44 (except the last sentence of subsection (A)), Subtenant shall pay directly to Landlord the annual amount of [***] (in equal monthly installments of [***], on the first day of each month during the term of the Sublease and appropriately pro rated for any partial month at the inception or end of the Sublease), which represents the amount payable to Landlord pursuant to subsection (M) of Section 44 as a result of the consummation of the Sublease. Such payment by Subtenant shall constitute additional rent under all of Subtenant’s direct leases of space at the Building (“Direct Leases”). A default in the timely making of any such payment shall constitute a default by Subtenant under the Direct Leases and shall not constitute a default by Tenant under the Lease or under this consent.

[***]	Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Except as hereinabove provided, the provisions of Section 44 of the Lease (including, without limitation, subsections (A), (B), (D) and (E) thereof) shall remain applicable to any proposed assignment of the Lease or other or further subletting of all or any portion of the Other Premises (whether pursuant to the First Offer or otherwise).

As a material inducement to Landlord to enter into this Agreement, Subtenant covenants, on behalf of itself and its successors and assigns, that (w) it will not hold itself out as operating a so-called Building sanctioned “meet-me room,” carrier or telecom hotel, or other similar type of interconnection facility for the telecommunications industry which utilizes the name or address of the Building or otherwise indicates that such operation is in any manner affiliated with the Building within all or any portion of the Sublease Premises or in any space covered by any of the Direct Leases (“Direct Lease Space”); (x) it will exercise its best efforts to avoid creating the impression within the marketplace that Subtenant’s business operations in the Sublease Premises and/or the Direct Lease Space have any affiliation with the Building; (y) it will cause any entity hereafter subleasing, licensing or otherwise occupying or maintaining equipment in the Sublease Premises and/or any Direct Lease Space (“User”) to agree, in writing, to comply with the covenants set forth in (w) and (x) hereinabove and use its best efforts to have existing Users act consistently with such covenants; and (z) it will recognize the validity of Landlord’s trademarks as set forth in Exhibit E hereto and will refrain from using any of such trademarks or any other term that could be readily confused with Landlord’s trademarks. Subtenant acknowledges and agrees that the covenants and restrictions set forth in this Paragraph are a material inducement for Landlord to enter into this Agreement with Subtenant and a default hereunder shall be deemed a material default under this Agreement (and also under each of the Direct Leases) for which Landlord shall have all of its rights and remedies set forth in the Direct Leases and at law. Among any other remedies for any such default permitted by law or the provisions of the Direct Leases, Landlord shall be entitled to enjoin Subtenant from any violation of such covenants and restrictions. Such covenants shall not be an obligation of Tenant under the Lease. A default by Subtenant in the performance of such obligations shall not constitute a default by Tenant under the Lease or this consent.

Tenant and Subtenant hereby certify that (a) neither is acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person” or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control; and (b) neither is engaged in the Sublease, directly or indirectly on behalf of, or instigating or facilitating the Sublease, directly or indirectly on behalf of, any such person, group, entity, or nation. Each of Tenant and Subtenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all loss, damage, liability, cost and expense of any nature (including reasonable attorneys’ fees and costs) arising from or related to any breach by each of the foregoing certification. Any assignment of the Sublease or sublease of all or any portion of all or any part of the Sublease Premises shall require the assignee or sublessee, as the case may be, to provide any certification reasonably required by Landlord which relates to the USA Patriot Act.

Tenant and Subtenant hereby, jointly and severally, represent and warrant to Landlord that true and complete duplicate originals of the Sublease and all accompanying documents (other than a Joint Management Agreement, which has not yet been finalized and consummated) have been delivered to Landlord, and that there are no other agreements between Tenant and Subtenant, oral or otherwise, of any kind or nature relating to the Lease, the Sublease or the use and occupancy of the Sublease Premises. Once finalized and consummated, Tenant and Subtenant shall furnish Landlord with a duplicate original of such Joint Management Agreement for Landlord’s approval which shall not be unreasonably withheld or delayed.

Simultaneously herewith, Tenant is paying Landlord $18,500.000, in full payment of Landlord’s attorneys’ fees and disbursements pertaining to this agreement and the accompanying Subordination, Attornment and Lease Agreement for the benefit of Subtenant.

Landlord’s preparation and submission of this agreement to Tenant and Subtenant shall not constitute Landlord’s agreement to execute and exchange the same and is made subject to Landlord’s approval, execution and delivery thereof.

Please confirm Landlord’s, Tenant and Subtenant’s agreement to the foregoing by signing and returning copies hereof.

Very truly yours,

60 HUDSON OWNER LLC
By:	HUDSON TELEGRAPH ASSOCIATES, L.P., its managing member

	By:	Sixty Hudson Management LLC, general partner

		By:	/s/ Kenneth Carmel
		Name:	Kenneth Carmel
Manager

AGREED TO:

XO COMMUNICATIONS SERVICES, INC.

By:	/s/ Deborah Landesman
Name: Deborah Landesman
Title: VP National Real Estate

COLO PROPERTIES, INC.

By:	/s/ Rory J. Cutaia
Name:
Title: COO

EXHIBIT E

LANDLORD’S TRADEMARKS

60 Hudson Street Meet Me Room

Hudson Street Meet Me Room

Meet Me Area at 60 Hudson Street

Hudson Telegraph Meet Me Room

The Meet Me Room at 60 Hudson Street

60 Hudson Street Meet Me Area